For Immediate Release

Contact:     Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001
Owens Realty Mortgage, Inc. Reports First Quarter 2017 Financial Results

WALNUT CREEK, CA. – May 9, 2017 – Owens Realty Mortgage, Inc. (the "Company") (NYSE MKT: ORM) today reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights
•	Net income attributable to common stockholders of $191,678, or $0.02 per fully-diluted common share
•	Book value attributable to common stockholders of $20.97 per common share at March 31, 2017 as compared to $21.03 per common share at December 31, 2016
•	Declared quarterly dividends of $0.08 per share of common stock

First Quarter 2017 Operational Highlights
•	Originated five new loans in the quarter totaling $14,943,000 (note amount) and received full or partial payoffs on eight loans totaling $8,695,000
•	Average balance of performing loans for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 increased by approximately 29%
•	Sold two real estate properties for net proceeds of $872,000 resulting in an insignificant loss

Subsequent Events
•
In April 2017, the Company sold the approximately 8.0 acres of land and entitlements, including related parking and garage structures, owned by Tahoe Stateline Venture, LLC located in South Lake Tahoe, California for net sales proceeds of approximately $42,300,000, resulting in a gain of approximately $13,200,000

"The first quarter's results were significantly affected by the timing of our lending activity. Although we cannot predict loan originations in a given period, the first quarter of the year has historically been slow. In addition, as of quarter end, we had many loans in the pipeline delayed for a variety of reasons, primarily related to borrowers. Also, our net income from real estate was lower than expected due primarily to a one-time charge and the effects of weather on our golf course asset. However, with the recent sale of the land held within Tahoe Stateline Venture, LLC, we have positioned the Company to capitalize on lending opportunities in the near term which would be further enhanced by sales of other real estate" said Bryan Draper, the Company's CEO.
Summary of First Quarter 2017 Financial Results
The Company reported net income attributable to common stockholders of $191,678, or $0.02 per fully-diluted common share, for the quarter ended March 31, 2017 as compared to net income of $4,734,262, or $0.46 per fully-diluted common share, for the quarter ended March 31, 2016. The decrease was primarily a result of the following:

•
A decrease in gain on sale of real estate of $4,839,000 for the quarter ended March 31, 2017 due to the sale of two properties during the quarter ended March 31, 2016 with gains totaling $4,839,000 as compared to the sale of two properties during the quarter ended March 31, 2017 that resulted in an insignificant loss.

•
A decrease in rental and other income from real estate properties net of expenses on such properties of $573,000 for the quarter ended March 31, 2017 (from income of $6,000 in 2016 to loss of $567,000 in 2017) as a result of the sale of four operating properties during 2016, a one-time increase in property tax assessments levied on our property located in Tacoma, Washington of $170,000 and decreased revenue on our golf course located in Auburn, California as a result of inclement weather in Northern California. Many of the remaining properties held by us are non-operating properties that do not generate income and, thus, will likely continue to generate a loss until they are disposed of in 2017 and beyond.

•
An increase in management and service fees of $199,000 for the quarter ended March 31, 2017 due to an increase in the average balance of loans in the Company's portfolio of 24% between the quarters ended March 31, 2017 and March 31, 2016.

These items that decreased net income during the three months ended March 31, 2017 were partially offset by the following:

•
An increase in interest income on loans secured by trust deeds of $504,000 for the quarter ended March 31, 2017 due to an increase in the average balance of performing loans between the quarter ended March 31, 2016 and the quarter ended March 31, 2017 of approximately 29%.

•
A decrease in interest expense of $396,000 for the quarter ended March 31, 2017 due to the sale of the TOTB Miami properties and repayment of the debt securing the properties during the third quarter of 2016 and a decrease in the average balance on our line of credit during the quarter ended March 31, 2017 as compared to the quarter ended March 31, 2016.

We believe, from period to period in the near term, there could be fluctuations in earnings and net income resulting from the lag time between the sale of our income-producing real estate assets and deployment of the proceeds into new loan investments.

Quarter End Loan Portfolio Summary
The following tables set forth certain information regarding the Company's loan portfolio at March 31, 2017 and December 31, 2016.

	March 31, 2017	December 31, 2016
By Property Type:
Commercial	$110,682,477	$102,442,111
Residential	17,783,924	19,001,677
Land	8,238,523	8,238,523
	$136,704,924	$129,682,311
By Position:
Senior loans	$133,897,052	$126,873,673
Junior loans	2,807,572	2,808,638
	$136,704,924	$129,682,311

The types of property securing the Company's commercial real estate loans are as follows:

	March 31, 2017	December 31, 2016
Commercial Real Estate Loans:
Office	$30,305,689	$33,608,898
Retail	29,947,791	19,959,635
Storage	13,751,272	13,015,175
Hotel	9,784,098	9,567,143
Apartment	9,638,644	11,366,570
Industrial	4,376,477	7,376,477
Marina	3,500,000	3,500,000
Warehouse	3,000,000	—
Parking garage	2,200,000	—
Assisted care	1,458,506	1,328,213
Church	1,175,000	1,175,000
Golf course	1,145,000	1,145,000
Restaurant	400,000	400,000
	$110,682,477	$102,442,111

Loans by geographic location:

	March 31, 2017		December 31, 2016
	Balance	Percentage	Balance	Percentage
California	$101,970,731	74.59%	$98,319,923	75.81%
Arizona	3,952,974	2.89%	4,655,517	3.59%
Colorado	5,100,274	3.73%	1,595,000	1.23%
Hawaii	1,450,000	1.06%	1,450,000	1.12%
Michigan	10,601,297	7.76%	10,337,157	7.97%
Nevada	3,669,583	2.68%	3,669,584	2.83%
Ohio	3,698,234	2.71%	3,627,506	2.80%
Texas	6,261,831	4.58%	6,027,624	4.65%
	$136,704,924	100.00%	$129,682,311	100.00%

Quarter End Real Estate Property Portfolio

The following tables set forth certain information regarding the Company's real estate portfolio at March 31, 2017 and December 31, 2016.

Real Estate Held for Sale:

	March 31, 2017	December 31, 2016
Land (including land under development)	$78,068,730	$73,140,659
Golf course	1,970,437	1,970,437
Marina	1,462,876	—
Office	—	732,539
	$81,502,043	$75,843,635

Real Estate Held for Investment:

	March 31, 2017	December 31, 2016
Retail	$16,646,653	$16,829,995
Land	4,235,465	4,234,806
Residential	2,393,328	2,405,439
Assisted care	5,786,246	5,820,709
Office	3,925,360	3,962,869
Marina	2,539,637	4,025,945
	$35,526,689	$37,279,763

Conference Call
The Company will host a conference call to discuss the results on Wednesday, May 10, 2017, at 10:00 a.m. PT / 1:00 p.m. ET.

To participate in the call, please dial (844) 850-0545 (United States) or (412) 317-5202 (International) and request the Owens Realty Mortgage call. A live webcast of the call will also be available on the Company's website at www.owensmortgage.com.  Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately one hour after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.owensmortgage.com until June 9, 2017.  To access the replay, dial (877) 344-7529 (United States) or (412) 317-0088 (International) and enter code: 10106081.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, prospects, and anticipated events, including the maximum borrowings available under its credit facilities, anticipated construction progress and completion, potential leasing activities, and repositioning and possible sale of real estate assets, are based on current information, estimates, and projections; they are subject to, risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Selected Financial Data:

OWENS REALTY MORTGAGE, INC.
Consolidated Balance Sheets
(UNAUDITED)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$601,734	$434,243
Restricted cash	6,500,000	6,500,000
Loans, net of allowance for losses of $2,636,859 in 2017 and $2,706,822 in 2016	134,068,065	126,975,489
Interest and other receivables	2,166,239	2,164,335
Other assets, net of accumulated depreciation and amortization of $266,097 in 2017 and $251,729 in 2016	857,489	803,676
Deferred financing costs, net of accumulated amortization of $144,570 in 2017 and $107,744 in 2016	135,029	171,855
Deferred tax assets, net	7,259,013	7,248,977
Investment in limited liability company	2,184,474	2,140,482
Real estate held for sale	81,502,043	75,843,635
Real estate held for investment, net of accumulated depreciation of $3,363,333 in 2017 and $3,151,427 in 2016	35,526,689	37,279,763
Total assets	$270,800,775	$259,562,455
LIABILITIES AND EQUITY
LIABILITIES:
Dividends payable	$819,798	$1,402,496
Due to Manager	372,532	360,627
Accounts payable and accrued liabilities	2,511,774	3,699,859
Deferred gains on sales of real estate	209,662	209,662
Lines of credit payable	14,164,000	4,976,000
Notes and loans payable on real estate	37,823,252	33,385,934
Total liabilities	55,901,018	44,034,578
Commitments and Contingencies
EQUITY:
Stockholders' equity:
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $.01 par value per share, 50,000,000 shares authorized, 11,198,119 shares issued, 10,247,477 shares outstanding at March 31, 2017 and December 31, 2016	111,981	111,981
Additional paid-in capital	182,437,522	182,437,522
Treasury stock, at cost – 950,642 shares at March 31, 2017 and December 31, 2016	(12,852,058)	(12,852,058)
Retained earnings	45,202,312	45,830,432
Total stockholders' equity	214,899,757	215,527,877
Total liabilities and equity	$270,800,775	$259,562,455

OWENS REALTY MORTGAGE, INC.
Consolidated Statements of Income
 (UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Revenues:
Interest income on loans	$2,547,042	$2,043,008
Rental and other income from real estate properties	946,371	2,139,985
Income from investment in limited liability company	43,992	42,624
Total revenues	3,537,405	4,225,617
Expenses:
Management fees to Manager	947,514	765,515
Servicing fees to Manager	86,138	69,592
General and administrative expense	483,814	553,417
Rental and other expenses on real estate properties	1,203,319	1,790,379
Depreciation and amortization	309,960	343,649
Interest expense	286,801	683,051
Provision for loan losses	38,036	111,075
Total expenses	3,355,582	4,316,678
Operating income (loss)	181,823	(91,061)
(Loss) gain on sales of real estate, net	(181)	4,838,815
Net income before income taxes	181,642	4,747,754
Income tax benefit	10,036	—
Net income	191,678	4,747,754
Less: Net income attributable to non-controlling interests	—	(13,492)
Net income attributable to common stockholders	$191,678	$4,734,262

Per common share data:
Basic and diluted earnings per common share	$0.02	$0.46
Basic and diluted weighted average number of common shares outstanding	10,247,477	10,247,477
Dividends declared per share of common stock	$0.08	$0.08

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